Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Chesapeake Energy Corporation
In its capacity as sole member of
Brazos Valley Longhorn, L.L.C
(Successor in interest to WildHorse Resource Development Corporation):

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Chesapeake Energy Corporation of our report dated March 4, 2019, with respect to the consolidated balance sheets of Brazos Valley Longhorn, L.L.C. (Successor in interest to WildHorse Resource Development Corporation) as of December 31, 2018 and 2017, the related consolidated and combined statements of operations, cash flows, and changes in equity for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the consolidated and combined financial statements), which report appears in the Current Report on Form 8-K of Chesapeake Energy Corporation filed on March 5, 2019, and to the reference to our firm under the heading “Experts” in the Registration Statement.
As discussed in Note 1 to the consolidated and combined financial statements, the statements of operations, cash flows, and changes in equity for the periods from inception of common control (February 17, 2015) through the initial public offering (December 19, 2016), have been prepared on a combined basis of accounting.

/s/ KPMG LLP

Houston, Texas
January 10, 2020